Exhibit 99.1

Contact:
Scott Shipley
Investor Relations
Lennar Corporation
(305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Reports Second Quarter EPS of $0.21

•	Revenues of $814.5 million – down 9%

•	Net earnings (loss) attributable to Lennar of $39.7 million compared to ($125.2) million

•	EPS of $0.21 – compared to loss per share of $0.76

•	Lennar Homebuilding operating earnings (loss) of $29.5 million compared to ($116.5) million

•	Gross margin on home sales of 20.6%:

•	Improved 1,100 basis points from Q2 2009

•	Improved 140 basis points from Q1 2010

•	Operating margin on home sales of 6.7%:

•	Improved 1,130 basis points from Q2 2009

•	Improved 330 basis points from Q1 2010

•	S,G&A expenses as a % of revenues from home sales of 13.9%

•	Improved 40 basis points from Q2 2009

•	Improved 190 basis points from Q1 2010

•	Valuation adjustments were $6.1 million – down from $99.1 million

•	Lennar Financial Services operating earnings of $13.7 million

•	Rialto Investments operating earnings totaled $5.1 million (net of $9.6 million of net earnings attributable to noncontrolling interests)

•	Deliveries of 2,912 homes – down 8% from Q2 2009; up 45% from Q1 2010

•	New orders of 3,207 homes – down 10% from Q2 2009; up 24% from Q1 2010

•	Cancellation rate of 17%

•	Backlog of 2,499 homes – up 21%

•	At May 31, 2010, Lennar Homebuilding cash and cash equivalents and restricted cash totaled $1.2 billion

•	Issued $250 million of 6.95% senior notes due 2018 and $276.5 million of 2.00% convertible senior notes due 2020

•	Completed the repurchase of $289.4 million aggregate principal amount of the 5.125% senior notes due October 2010, 5.95% senior notes due 2011 and 5.95% senior notes due 2013 through a tender offer

•	Lennar Homebuilding debt to total capital, net of Lennar Homebuilding cash and cash equivalents, of 42.2%

(more)

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Miami, June 24, 2010 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its second quarter ended May 31, 2010. Second quarter net earnings attributable to Lennar in 2010 were $39.7 million, or $0.21 per diluted share, compared to second quarter net loss attributable to Lennar of $125.2 million, or $0.76 per diluted share, in 2009.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “During the second quarter, we continued to see a housing market that was trying to stabilize. As expected, this stabilization process was impacted by the expiration of the Federal homebuyer tax credit at the end of April. As a result, our new sales orders for the quarter were down 10% from the prior year, with the entire decline coming in the month of May. While we were disappointed with the slow down in new orders in May, we believe that this will be temporary and that the market will improve in the second half of 2010. The tax credit expiration accelerated sales activity to the pre-May period and it may take a couple of months for demand to rebuild, driven by tremendous home price affordability and historically low interest rates.”

Mr. Miller continued, “We have remained focused on improving our core business and returning our company to profitability in 2010, and are very pleased to report earnings per share of $0.21 for our second quarter. Over the past several years, we have made great strides in lowering our construction costs and repositioning our product offering to target first-time and value-focused homebuyers. We narrowed our focus to concentrate on generating strong operating margins and became less focused on driving volume. We have made significant progress on right-sizing our business and have aggressively reduced our overhead structure. As a result of implementing these strategies, our operating margin improved to 6.7%, the highest margin since the third quarter of 2006.”

“Along with the improvement in our core business, our Rialto Investments segment has already started to contribute to our bottom line results. During the second quarter, our Rialto Investments segment generated $5 million of operating earnings primarily from the FDIC loan portfolios acquired in the first quarter. We expect this segment to be a growing component of our operating earnings in the future.”

“During the second quarter, we also executed several capital market transactions which strengthened our balance sheet and improved our liquidity. We issued $250 million of 6.95% senior notes due 2018 and $277 million of 2.00% convertible senior notes due 2020, and repurchased $289 million aggregate principal amount of our senior notes due in 2010, 2011 and 2013 through a tender offer. This enabled us to push out our near-term debt maturities, while improving our liquidity to $1.2 billion of cash and restricted cash.”

Mr. Miller concluded, “We have achieved year-to-date profitability through our second quarter. Although challenges still remain in the housing market, we believe that our core businesses are on the right track to achieving sustainable profitability. With our strong, liquid balance sheet, we are in excellent position to capitalize on future high-return investment opportunities.”

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RESULTS OF OPERATIONS

THREE MONTHS ENDED MAY 31, 2010 COMPARED TO

THREE MONTHS ENDED MAY 31, 2009

Lennar Homebuilding

Revenues from home sales decreased 12% in the second quarter of 2010 to $694.8 million from $788.6 million in 2009. Revenues were lower primarily due to an 8% decrease in the number of home deliveries, excluding unconsolidated entities, and a 5% decrease in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, decreased to 2,902 homes in the second quarter of 2010 from 3,138 homes last year. The average sales price of homes delivered decreased to $240,000 in the second quarter of 2010 from $251,000 in the same period last year, primarily due to product mix as fewer deliveries occurred in the Company’s Homebuilding West segment. Sales incentives offered to homebuyers as a percentage of home sales revenue improved to 11.5% in the second quarter of 2010, from 17.3% in the second quarter of 2009 and 12.5% in the first quarter of 2010.

Gross margins on home sales were $143.4 million, or 20.6%, in the second quarter of 2010, compared to gross margins on home sales of $76.1 million, or 9.6%, in the second quarter of 2009, which included $34.6 million of valuation adjustments. Gross margin percentage on home sales improved compared to last year primarily due to a reduction in valuation adjustments and reduced sales incentives offered to homebuyers as a percentage of revenues from home sales.

Selling, general and administrative expenses were reduced by $15.7 million, or 14%, in the second quarter of 2010, compared to the same period last year, primarily due to reductions in legal and occupancy expenses. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 13.9% in the second quarter of 2010, from 14.3% in 2009.

Gross profits on land sales totaled $2.0 million in the second quarter of 2010, compared to gross profits on land sales of $2.4 million in the second quarter of 2009, net of $5.6 million of valuation adjustments and $1.8 million of write-offs of deposits and pre-acquisition costs.

Lennar Homebuilding equity in loss from unconsolidated entities was $1.4 million in the second quarter of 2010, compared to Lennar Homebuilding equity in loss from unconsolidated entities of $59.9 million in the second quarter of 2009, which included $50.1 million of valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Other expense, net, totaled $0.3 million in the second quarter of 2010, which included a pre-tax loss of $10.8 million related to the repurchase of senior notes through a tender offer, offset by other income and a $4.3 million pre-tax gain on the extinguishment of other debt. This is compared to other expense, net, of $8.0 million in the second quarter of 2009, which included $7.0 million of valuation adjustments to the Company’s investments in unconsolidated entities.

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Homebuilding interest expense was $37.1 million in the second quarter of 2010 ($19.3 million was included in cost of homes sold, $0.3 million in cost of land sold and $17.5 million in other interest expense), compared to $41.9 million in the second quarter of 2009 ($22.9 million was included in cost of homes sold, $4.4 million in cost of land sold and $14.5 million in other interest expense). Despite an increase in debt, interest expense decreased primarily due to an increase in qualifying assets eligible for interest capitalization and savings resulting from the termination of the Company’s senior unsecured revolving credit facility during the first quarter of 2010.

Sales of land, Lennar Homebuilding equity in loss from unconsolidated entities, other expense, net and net earnings (loss) attributable to noncontrolling interests may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Lennar Financial Services

Operating earnings for the Lennar Financial Services segment was $13.7 million in the second quarter of 2010, compared to operating earnings of $16.5 million in the same period last year. The decrease in profitability was due primarily to decreased volume in the segment’s mortgage and title operations, partially offset by $5.1 million of proceeds received from the previous sale of a cable system.

Rialto Investments

In the second quarter of 2010, operating earnings for the Rialto Investments segment were $14.7 million (which includes $9.6 million of net earnings attributable to noncontrolling interests), compared to an operating loss of $0.5 million in the same period last year. In the second quarter of 2010, revenues in this segment were $34.6 million, which consisted primarily of accretable interest income associated with the portfolio of real estate loans acquired in partnership with the FDIC. In the second quarter of 2010, expenses in this segment were $19.5 million, which consisted primarily of carrying costs related to that portfolio of real estate loans, underwriting expenses and general and administrative expenses.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $7.5 million, or 25%, in the second quarter of 2010, compared to the second quarter of 2009 primarily due to the Company’s cost reduction initiatives implemented during the downturn. Corporate general and administrative expenses as a percentage of total revenues decreased to 2.7% in the second quarter of 2010, from 3.3% in the second quarter of 2009.

Noncontrolling Interests

Net earnings (loss) attributable to noncontrolling interests were $6.9 million and ($6.5) million, respectively, in the second quarter of 2010 and 2009.

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Debt Issuances/Repurchases

In April, the Company issued $250 million of 6.95% senior notes due 2018 and $276.5 million of 2.00% convertible senior notes due 2020 in separate private offerings under SEC Rule 144A. In May, the Company repurchased $289.4 million aggregate principal amount of its 5.125% senior notes due October 2010, its 5.95% senior notes due 2011 and its 5.95% senior notes due 2013 through a tender offer, resulting in a pre-tax loss of $10.8 million included in other expense, net. In addition to the tender offer, the Company repurchased an additional $38.1 million aggregate principal amount of its senior notes due 2010 and 2011.

SIX MONTHS ENDED MAY 31, 2010 COMPARED TO

SIX MONTHS ENDED MAY 31, 2009

Lennar Homebuilding

Revenues from home sales decreased 8% in the six months ended May 31, 2010 to $1,208.1 million from $1,311.4 million in 2009. Revenues were lower primarily due to a 7% decrease in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, decreased to 4,890 homes in the six months ended May 31, 2010 from 5,274 homes last year. The average sales price of homes delivered for the six months ended May 31, 2010 and 2009 was $247,000 and $248,000, respectively. Sales incentives offered to homebuyers as a percentage of home sales revenue improved to 11.9% in the six months ended May 31, 2010, from 17.2% in the six months ended May 31, 2009.

Gross margins on home sales were $241.8 million, or 20.0%, in the six months ended May 31, 2010, compared to gross margins on home sales of $110.3 million, or 8.4%, in the six months ended May 31, 2009, which included $75.3 million of valuation adjustments. Gross margin percentage on home sales improved compared to last year primarily due to a reduction in valuation adjustments and reduced sales incentives offered to homebuyers as a percentage of revenues from home sales.

Selling, general and administrative expenses were reduced by $36.0 million, or 17%, in the six months ended May 31, 2010, compared to the same period last year, primarily due to reductions in legal and occupancy expenses. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 14.7% in the six months ended May 31, 2010, from 16.3% in 2009.

Gross profits on land sales totaled $3.4 million in the six months ended May 31, 2010, compared to losses on land sales of $8.1 million in the six months ended May 31, 2009, which included $5.8 million of valuation adjustments and $12.1 million of write-offs of deposits and pre-acquisition costs.

Lennar Homebuilding equity in loss from unconsolidated entities was $10.3 million in the six months ended May 31, 2010, compared to Lennar Homebuilding equity in loss from unconsolidated entities of $62.8 million in the six months ended May 31, 2009, which included $50.1 million of valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

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Other income (expense), net, totaled $14.0 million in the six months ended May 31, 2010, which included a pre-tax loss of $10.8 million related to the repurchase of senior notes through a tender offer, offset by other income and a $13.6 million pre-tax gain on the extinguishment of other debt. This is compared to other income (expense), net, of ($43.8) million in the six months ended May 31, 2009, which included $44.2 million of valuation adjustments to the Company’s investments in unconsolidated entities.

Homebuilding interest expense was $70.3 million in the six months ended May 31, 2010 ($33.7 million was included in cost of homes sold, $0.4 million in cost of land sold and $36.2 million in other interest expense), compared to $58.8 million in the six months ended May 31, 2009 ($27.7 million was included in cost of homes sold, $4.6 million in cost of land sold and $26.5 million in other interest expense). Interest expense increased primarily due to the interest related to the $400 million 12.25% senior notes due 2017 issued during the second quarter of 2009.

Sales of land, Lennar Homebuilding equity in loss from unconsolidated entities, other income (expense), net and net earnings (loss) attributable to noncontrolling interests may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Lennar Financial Services

Operating earnings for the Lennar Financial Services segment were $12.8 million in the six months ended May 31, 2010, compared to operating earnings of $17.0 million in the same period last year. The decrease in profitability was due primarily to decreased volume in the segment’s mortgage and title operations, partially offset by $5.1 million of proceeds received from the previous sale of a cable system.

Rialto Investments

In the six months ended May 31, 2010, operating earnings for the Rialto Investments segment were $13.7 million (which includes $9.6 million of net earnings attributable to noncontrolling interests), compared to an operating loss of $1.0 million in the same period last year. In the six months ended May 31, 2010, revenues in this segment were $34.9 million, which consisted primarily of accretable interest income associated with the portfolio of real estate loans acquired in partnership with the FDIC. In the six months ended May 31, 2010, expenses in this segment were $20.9 million, which consisted primarily of carrying costs related to that portfolio of real estate loans, underwriting expenses and general and administrative expenses.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $12.4 million, or 22%, for the six months ended May 31, 2010, compared to the same period last year primarily due to the Company’s cost reduction initiatives implemented during the downturn. As a percentage of total revenues, corporate general and administrative expenses decreased to 3.2% in the six months ended May 31, 2010, from 3.9% in the same period last year.

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Noncontrolling Interests

Net earnings (loss) attributable to noncontrolling interests were $5.9 million and ($8.3) million, respectively, in the six months ended May 31, 2010 and 2009.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2009. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern time on Thursday, June 24, 2010. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-1418 and entering 5723593 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2010	2009	2010	2009

Revenues:
Lennar Homebuilding	$705,328	805,229	1,226,104	1,334,263
Lennar Financial Services	74,536	86,624	127,901	150,653
Rialto Investments	34,617	—	34,918	—

Total revenues	$814,481	891,853	1,388,923	1,484,916

Lennar Homebuilding operating earnings (loss)	$29,468	(116,458)	34,923	(244,734)
Lennar Financial Services operating earnings	13,653	16,539	12,752	17,031
Rialto Investments operating earnings (loss)	14,667	(465)	13,708	(1,021)
Corporate general and administrative expenses	(22,234)	(29,774)	(44,874)	(57,249)

Earnings (loss) before income taxes	35,554	(130,158)	16,509	(285,973)
Benefit (provision) for income taxes	11,030	(1,547)	22,602	(3,395)

Net earnings (loss) (including net earnings (loss) attributable to noncontrolling interests)	46,584	(131,705)	39,111	(289,368)
Less: Net earnings (loss) attributable to noncontrolling interests	6,865	(6,520)	5,915	(8,254)

Net earnings (loss) attributable to Lennar	$39,719	(125,185)	33,196	(281,114)

Average shares outstanding:
Basic	183,012	164,582	182,836	161,601

Diluted	186,392	164,582	184,547	161,601

Earnings (loss) per share:
Basic	$0.21	(0.76)	0.18	(1.74)

Diluted	$0.21	(0.76)	0.18	(1.74)

Supplemental information:
Interest incurred (1)	$44,746	39,037	90,618	77,541

EBIT (2):
Net earnings (loss) attributable to Lennar	$39,719	(125,185)	33,196	(281,114)
(Benefit) provision for income taxes	(11,030)	1,547	(22,602)	3,395
Interest expense	37,106	41,855	70,305	58,839

EBIT	$65,795	(81,783)	80,899	(218,880)

(1)	Amount represents interest incurred related to Lennar Homebuilding debt.
(2)	EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES

Segment Information

(In thousands)

(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2010	2009	2010	2009

Lennar Homebuilding revenues:
Sales of homes	$694,758	788,600	1,208,106	1,311,358
Sales of land	10,570	16,629	17,998	22,905

Total revenues	705,328	805,229	1,226,104	1,334,263

Lennar Homebuilding costs and expenses:
Cost of homes sold	551,347	712,508	966,319	1,201,084
Cost of land sold	8,563	14,241	14,638	31,047
Selling, general and administrative	96,779	112,526	177,697	213,703

Total costs and expenses	656,689	839,275	1,158,654	1,445,834

Lennar Homebuilding operating margins	48,639	(34,046)	67,450	(111,571)
Lennar Homebuilding equity in loss from unconsolidated entities	(1,402)	(59,890)	(10,296)	(62,807)
Other income (expense), net	(253)	(8,029)	13,950	(43,834)
Other interest expense	(17,516)	(14,493)	(36,181)	(26,522)

Lennar Homebuilding operating earnings (loss)	$29,468	(116,458)	34,923	(244,734)

Lennar Financial Services revenues	$74,536	86,624	127,901	150,653
Lennar Financial Services costs and expenses	60,883	70,085	115,149	133,622

Lennar Financial Services operating earnings	$13,653	16,539	12,752	17,031

Rialto Investments revenues	$34,617	—	34,918	—
Rialto Investments costs and expenses	19,514	465	20,917	1,021
Rialto Investments equity in loss from unconsolidated entities	(436)	—	(293)	—

Rialto Investments operating earnings (loss)	$14,667	(465)	13,708	(1,021)

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries and New Orders

(Dollars in thousands)

(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2010	2009	2010	2009
Deliveries - Homes:
East	991	975	1,600	1,769
Central	504	466	821	781
West	568	798	1,016	1,207
Houston	465	580	811	985
Other	384	330	668	549

Total	2,912	3,149	4,916	5,291

Of the total home deliveries listed above, 10 and 26, respectively, represent home deliveries from unconsolidated entities for the three and six months ended May 31, 2010, compared with 11 and 17 home deliveries from unconsolidated entities in the same periods last year.

Deliveries - Dollar Value:
East	$219,101	214,937	357,794	393,309
Central	100,085	91,624	165,860	153,526
West	185,891	284,101	361,221	432,217
Houston	100,943	116,534	174,770	195,154
Other	97,017	89,550	169,539	152,923

Total	$703,037	796,746	1,229,184	1,327,129

Of the total dollar value of home deliveries listed above, $8.3 million and $21.1 million, respectively, represent the dollar value of home deliveries from unconsolidated entities for the three and six months ended May 31, 2010, compared with $8.1 million and $15.8 million dollar value of home deliveries from unconsolidated entities in the same periods last year.

New Orders - Homes:
East	1,253	1,107	2,223	1,823
Central	487	563	903	929
West	598	890	1,052	1,381
Houston	484	649	872	1,044
Other	385	355	734	577

Total	3,207	3,564	5,784	5,754

Of the total new orders listed above, 37 and 46, respectively, represent new orders from unconsolidated entities for the three and six months ended May 31, 2010, compared to 23 and 31 new orders from unconsolidated entities in the same periods last year.

New Orders - Dollar Value:
East	$276,098	242,867	487,461	398,148
Central	101,839	113,091	186,818	185,937
West	192,871	314,402	356,228	476,078
Houston	107,393	132,313	189,945	206,382
Other	99,859	89,745	186,216	149,209

Total	$778,060	892,418	1,406,668	1,415,754

Of the total dollar value of new orders listed above, $22.5 million and $30.6 million, respectively, represent the dollar value of new orders from unconsolidated entities for the three and six months ended May 31, 2010, compared to $15.3 million and $20.2 million dollar value of new orders from unconsolidated entities in the same periods last year.

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Backlog

(Dollars in thousands)

(unaudited)

	May 31,
	2010	2009
Backlog - Homes:
East	1,305	843
Central	249	271
West	372	421
Houston	310	328
Other	263	199

Total	2,499	2,062

Of the total homes in backlog listed above, 29 homes represents the backlog from unconsolidated entities at May 31, 2010, compared to 21 homes in backlog from unconsolidated entities at May 31, 2009.

Backlog - Dollar Value:
East	$307,000	208,733
Central	57,175	56,726
West	139,517	152,619
Houston	76,118	68,915
Other	76,133	58,742

Total	$655,943	545,735

Of the total dollar value of homes in backlog listed above, $16.7 million represents the backlog dollar value from unconsolidated entities at May 31, 2010, compared to $16.5 million of backlog dollar value from unconsolidated entities at May 31, 2009.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas (1)

West:	California and Nevada

Houston:	Houston, Texas

Other:	Georgia, Illinois, Minnesota, North Carolina and South Carolina

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

Supplemental Data

(Dollars in thousands)

(unaudited)

	May 31, 2010	November 30, 2009	May 31, 2009
Lennar Homebuilding debt	$2,890,212	2,761,352	2,664,853
Total stockholders’ equity	2,473,893	2,443,479	2,482,006

Total capital	$5,364,105	5,204,831	5,146,859

Lennar Homebuilding debt to total capital	53.9%	53.1%	51.8%

Lennar Homebuilding debt	$2,890,212	2,761,352	2,664,853
Less: Lennar Homebuilding cash and cash equivalents	1,087,698	1,330,603	1,447,011

Net Lennar Homebuilding debt	$1,802,514	1,430,749	1,217,842

Net Lennar Homebuilding debt to total capital (1)	42.2%	36.9%	32.9%

(1)	Net Lennar Homebuilding debt to total capital consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders’ equity).